Exhibit 10.10

BRANDING AGREEMENT

THIS BRANDING AGREEMENT (the “Agreement”), effective as of August 5, 2010, is entered into by and between Coach, Inc., a Maryland corporation having its principal office and place of business at 516 West 34th Street, New York, New York 10001 (“Coach”), and Reed Krakoff, an individual whose business address is c/o Coach, Inc., 516 West 34th Street, New York, New York 10001 (“Reed Krakoff”), collectively referred to herein as the parties.

WHEREAS, Coach, a leading marketer of modern classic American accessories, seeks to develop and market lines of products under the name, likeness, image, and reputation of Reed Krakoff; and

WHEREAS, Reed Krakoff, who serves as President, Executive Creative Director of Coach, agrees to the use of his name, on the terms set forth herein, by Coach to develop and market lines of products under the name, likeness, image, and/or reputation of Reed Krakoff and seeks to convey to Coach all rights, consents, permissions, grants, and any other means necessary to enable Coach to develop and market said lines;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

I.	DEFINTIONS

In this Agreement, unless the context otherwise requires, the following capitalized terms shall be defined as stated herein:

 “Assumed MOI” shall mean, with respect to any product bearing the Reed Krakoff Brand that is sold at retail locations that are not Reed Krakoff Brand retail operations but are operated by Coach or any of its other affiliates, three (3) percent of the FOB cost paid to the manufacturer of such product by Coach or its applicable affiliate.

“Cumulative MOI” shall mean the aggregate MOI for all Fiscal Years since the launch of the Reed Krakoff Brand.

“Employment Agreement” shall mean the Employment Agreement, dated June 1, 2003, between Reed Krakoff and Coach (as amended, modified or supplemented from time to time).

“Fiscal Quarter” shall mean Coach’s accounting quarter period, which ends on the Saturday closest to June 30th, September 30th, December 31st and March 31st in each calendar year.

 “Fiscal Year” shall mean Coach’s accounting year period, which ends on the Saturday closest to June 30th in each calendar year.  For example Fiscal Year 2010 begins on Sunday, June 28, 2009 and ends on Saturday, July 3, 2010.

 “Future Employment Agreement” shall mean any future employment agreement between Reed Krakoff and Coach or any affiliate or successor company to Coach, which may either be in addition to or a replacement of the current Employment Agreement.

“LIBOR” shall mean the London Inter-Bank Offer Rate as published in the Wall Street Journal.

“Licensing Income” shall mean all amounts paid to Coach and its affiliates by licensees of the Reed Krakoff Brand or Reed Krakoff Name.

“Measured Operating Income”,  or “MOI”, shall mean, per Fiscal Year, the actual Operating Income (including Licensing Income) of the division or subsidiary of Coach that operates the Reed Krakoff Brand plus Assumed MOI for such Fiscal Year less: (i) any Usage Payment accrued for such Fiscal Year, (ii) a shared service fee deduction of ten (10) percent of the Net Sales of products and services marketed and sold under the Reed Krakoff Brand and (iii) a cost of capital deduction equal to Coach’s capital contributions to launching the Reed Krakoff Brand times a rate of interest of LIBOR plus two-tenths (0.2) of a percent from the respective date(s) of such contribution(s).

“Net Sales” shall mean the gross sales of products and services marketed and sold under the Reed Krakoff Brand by or through the division or subsidiary of Coach that operates the Reed Krakoff Brand (and any buyer of the Reed Krakoff Brand in accordance with Section IV.6) to retailers and end-use consumers, excluding amounts received for shipping charges, sales, excise, or other taxes, and less any allowances, discounts, returns, and amounts for uncollected accounts receivable.

“Nice Classifications” shall mean the classification of goods and services for the purpose of registering trademarks and service marks under the Nice Agreement Concerning the International Classification of Goods and Services for the Purposes of the Registration of Marks.

“Operating Income” shall mean Net Sales less all direct sales costs and operating expenses, other than Usage Payments, incurred in connection with marketing and selling products and services under the Reed Krakoff Brand.  For the avoidance of doubt Operating Income shall (i) be calculated in a consistent manner to all other Coach operating divisions, (ii) not include as an expense any Usage Payments, (iii) include allocation for occupancies as consistently applied by Coach across its divisions and (iv) not include any deduction for indirect costs or overhead (including any costs for Coach central services / headquarters personnel).

“Positive Cumulative MOI” shall mean Cumulative MOI to the extent in excess of zero (0) US Dollars.

“Pre-Usage Payment MOI” shall mean, per Fiscal Year, MOI before the accrual of any Usage Payment for such Fiscal Year.

The “Reed Krakoff Brand” shall mean the brand of products and services in the Specified Classifications developed and marketed by Coach under the Reed Krakoff Name, and any derivation and combination thereof, pursuant to this Agreement.

The “Reed Krakoff Name” shall mean the name Reed Krakoff, and all derivations and combinations thereof (including, but not limited to, the names “Reed” and “Krakoff” and the initials “RK”).

“Specified Classifications” shall mean the Nice Classifications listed in Section II.2) hereof.

“Usage Payments” shall mean Coach’s monetary payments to Reed Krakoff pursuant to the terms and conditions of this Agreement.

II.	GRANT OF RIGHTS

Reed Krakoff, his affiliates, successors, and assigns, grant Coach the following exclusive rights, in perpetuity:

1)	The right to develop and market one or more lines of products and services in the Specified Classifications under the Reed Krakoff Name;

2)
The right to register, in Coach’s name and solely for Coach’s ownership, the Reed Krakoff Name, including REED and the RK Logos, as trademarks and trade dress worldwide in the following Nice Classifications:

Class 3:	Cosmetics, Perfumes, Body and Hair Lotions, Make-Up
Class 4:	Candles
Class 8:	Silverware and Cutlery
Class 9:	Eyewear, Sunglasses, Glasses Frames and Cases
Class 14:	Jewelry, Watches, Keyrings
Class 16:	Paper and Cardboard Products like Stationery, Playing Cards, Daily Planners etc.
Class 18:	All Leather Goods, including Handbags, Briefcases, Travel Bags, Wallets, Purses, Small Leather Goods, etc.
Class 20:	Furniture and Picture Frames
Class 21:	Tabletop Categories, including Glassware, Dinnerware, Ceramics and Woodenware

Class 24:	Fabrics for the manufacture of Clothing, Shoes and Bags, Household Furnishings, Bed and Table Linens and Towels
Class 25:	Men’s, Women’s, and Children’s Clothing, Accessories and Shoes
Class 34:	Smokers Accessories such as Ashtrays and Cigarette Holders
Class 35:	Advertising and Business (Services)
Class 42:	Design Services for others in the field of Fashion
Class 43:	Hotels; Restaurants;

3)
The right to use the Reed Krakoff Name for all commercial purposes related to the development, promotion, marketing, distribution, sale, and any other use or exploitation of the Reed Krakoff Brand.  Reed Krakoff, his affiliates, successors, and assigns will acknowledge that all images and personal likenesses of Reed Krakoff captured and used by Coach and its affiliates in connection with the Reed Krakoff Brand while he is employed by Coach and its affiliates, and all intellectual property created and developed by Coach and its affiliates in connection with the Reed Krakoff Brand, will upon creation become the property of Coach; and

4)	The right to take any action in Coach’s and/or Reed Krakoff’s name to protect any of the rights granted to Coach hereunder.

Coach shall not use or authorize the use of the Reed Krakoff name in any indecent or disreputable manner.

Except as provided in the preceding paragraph, Coach’s exercise of its rights stated above will be at its sole discretion, and Reed Krakoff shall not assert any claim against Coach for any damages, loss of goodwill, loss of profits, or compensation in connection with Coach’s exercise of its rights as stated above, and in a manner consistent with that set forth above.

III.	COOPERATION AND FORBEARANCE

Reed Krakoff, his affiliates, successors, and assigns agree to provide Coach, at no cost except as provided in Section XIV, with any and all consents, agreements, assignments, licenses, grants, rights, assistance, appointments, support, and any other means Coach may request in connection with the exercise of the rights granted to Coach in this Agreement, including but not limited to the following:

1)	Consents to register in Coach’s name and for Coach’s sole ownership the Reed Krakoff Name, as trademarks and trade dress, worldwide in the Specified Classifications;

2)
Agreements not to interpose any objection to the registration, ownership, and use by Coach of the Reed Krakoff Name as trademarks, trade dress, and trade names worldwide in the Specified Classifications;

3)
Powers of Attorney allowing Coach to execute on Reed Krakoff’s behalf all documents related to: (i) the administration of the trademarks, trade dress, trade names, copyrights, design patents and all other rights related to the Reed Krakoff Brand, (ii) the development and marketing of the Reed Krakoff Brand; and (iii) the exercise of any and all rights related to the Reed Krakoff Brand;

4)
Licenses and assignments to Coach of all trademarks, trade dress, trade names and design patents bearing the Reed Krakoff Name, that Reed Krakoff, or any business entity which is now or hereafter owned or controlled, directly or indirectly by Reed Krakoff, has developed or owns or may hereafter develop or own;

5)
Licenses and assignments to Coach of all images and likenesses of Reed Krakoff captured and used by Coach and its affiliates while he is employed by Coach and its affiliates, and all other copyrightable materials created and developed by Coach and its affiliates in connection with the development and marketing of the Reed Krakoff Brand;

6)	Any and all supporting documentation relating to the enforcement of the rights granted to Coach hereunder.

Reed Krakoff, his affiliates, successors, and assigns agree to forbear from engaging, directly or indirectly, in any competition with the Reed Krakoff Brand, as follows:

a)	Using the Reed Krakoff Name in any commercial capacity for products and services in the Specified Classifications;

b)	Permitting any other person, firm, corporation, or business (other than Coach) to use the Reed Krakoff Name in any commercial capacity for products and services in the Specified Classifications.

c)	The restrictions and forbearance provided for in this Section III shall include coupling the Reed Krakoff Name and the term “by”, “with” or “for” with any other trademark, brand or name.

Notwithstanding anything to the contrary contained in this Agreement, Reed Krakoff may use his name, either personally or through any other entity with which he is affiliated, (a) for noncommercial purposes, (b) in connection with products and services not in the Specified Classifications, and (c) in advertising materials in connection with products and services in the Specified Classifications, but only (in the case of this clause (c)) if his name is used descriptively, in the context of a complete sentence or descriptive phrase, in a font no larger or more distinct than the surrounding words in that sentence or phrase, and not on clothes, labels, hang-tags, or product packaging.

IV.	COMPENSATION

Coach will make Usage Payments to Reed Krakoff under the following terms and conditions:

1)
Usage Payment During Employment:  For each Fiscal Year during which Reed Krakoff is employed by Coach, Reed Krakoff will be entitled to a payment (a “Usage Payment”) for each Fiscal Year during which Coach operates the Reed Krakoff Brand in an amount equal to the Pre-Usage Payment MOI for such Fiscal Year times the Usage Percentage; provided that MOI (i.e., after the accrual of such Usage Payment) equals or exceeds twenty (20) million US Dollars.  The “Usage Percentage” shall be as follows:

A)
For an initial term commencing on the date hereof and ending the earlier of (i) Fiscal Year 2024 or (ii) four Fiscal Years after the first Fiscal Year the Reed Krakoff Brand has achieved a Positive Cumulative MOI (the “Initial Period”), the Usage Percentage shall be ten (10) percent;

B)
After the Initial Period, the Usage Percentage will be reduced by two (2) percent beginning with the first Fiscal Year of each subsequent four (4) Fiscal Year period, provided that the Usage Percentage will never be reduced below four (4) percent.

For example, if Fiscal Year 2015 is the first Fiscal Year that the Reed Krakoff Brand achieves a Positive Cumulative MOI, the Usage Percentage would be ten (10) percent through the end of Fiscal Year 2019.  The Usage Percentage would then be reduced to eight (8) percent for Fiscal Year 2020 through the end of Fiscal Year 2023.  The Usage Percentage would then be reduced to six (6) percent for Fiscal Year 2024 through the end of Fiscal Year 2027.

2)
Usage Payment Post Employment: For each of the first fifteen (15) Fiscal Years beginning with the first Fiscal Year after Reed Krakoff’s employment at Coach terminates, Reed Krakoff will be entitled to a Usage Payment for each Fiscal Year during which Coach operates the Reed Krakoff Brand in an amount equal to two (2) percent of Pre-Usage Payment-MOI; provided that MOI (i.e., after the accrual of such Usage Payment) equals or exceeds twenty (20) million US Dollars.  Thereafter, Reed Krakoff will not be entitled to any Usage Payment.

3)
Notwithstanding any of the foregoing, the Usage Payments that Reed Krakoff is entitled to under the provisions of this Section IV will only accrue to the extent MOI for such Fiscal Year equals or exceeds Twenty (20) million US Dollars.  In other words, the Usage Payment amount in any Fiscal Year will be adjusted downward such that the Usage Payment that accrues in such Fiscal Year does not cause MOI to be less than Twenty (20) million US Dollars for such Fiscal Year.

4)
Notwithstanding any of the foregoing, the Usage Payments that Reed Krakoff is entitled to under the provisions of this Section IV shall not be payable in cash until the earlier of (a) the Reed Krakoff Brand achieves a Positive Cumulative MOI or (b) Coach experiences a Change in Control.  All Usage Payments not yet paid in cash to Reed Krakoff shall be carried forward and shall accrue interest at the annual rate Coach receives on its cash based investments.  Such accrued interest shall be paid along with the Usage Payments pursuant to the terms and conditions of this Section IV.  A “Change in Control” shall be deemed to have occurred if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934 (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting stock or equity interests of Coach representing more than 50% of the total outstanding voting stock or equity interests of Coach.

5)
Commencing with the Fiscal Year in which the Reed Krakoff Brand first achieves a Positive Cumulative MOI, all current and deferred Usage Payments and interest accrued thereon will be paid within Sixty (60) days of the end of the applicable Fiscal Year in an amount not to exceed such Fiscal Year’s Positive Cumulative MOI.  All current and deferred Usage Payments and interest accrued thereon will be paid simultaneously with the occurrence of the Change in Control.

6)
If Coach sells the Reed Krakoff Brand, (a) the net proceeds of such sale shall be treated at Net Sales for purposes of calculating MOI and Cumulative MOI under this Agreement and (b) Coach will require that the buyer will have a continuing obligation to make Usage Payments on the terms set forth in this Agreement (and that Krakoff will have enforceable rights against such buyer) on sales by such buyer of products and services marketed and sold under the Reed Krakoff Brand.

7)
For purposes of illustration and not based on any forecast or plan, the following table sets forth hypothetical results and Usage Payments for a five-Fiscal-Year period, assuming Reed Krakoff’s continued employment at Coach during this period (in thousands):

	2013	2014	2015	2016	2017

MOI (Pre-Usage Fee)*	14,920	17,980	22,000	26,840	31,500
Usage Fee (10% of net, 9.1% before usage)	-	-	2,000	2,440	2,864

MOI (After Usage Fee)	14,920	17,980	20,000	24,400	28,636
Cumulative MOI	(46,000)	(28,020)	(8,020)	16,380	45,016

Accrued Usage Fee	-	-	2,000	-	-
Interest on Unpaid Usage Fee Carried Forward from Prior Year	-	-	-	40	-
Total Accrued and Unpaid Usage Payments + Interest	-	-	2,000	40	-
Cumulative Accrual at Year End			2,000	2,040	-

Cash Payment	$-	$-	$-	$4,480	$2,864

* RK operating income less shared service fee and cost of capital.

The above table assumes that the interest Coach realizes on its cash balances in all periods is 2%.

In this example, the Usage Percentage would be reduced to 8% of MOI beginning in Fiscal Year 2020.

V.	BUY-OUT OPTION

Commencing with Fiscal Year 2015, if Reed Krakoff is not employed by Coach, he may purchase from Coach the rights granted to Coach in this Agreement and be released from the forbearance obligations stated in this Agreement (the “Buy-Out Option”), if (i) Net Sales of the Reed Krakoff Brand are less than Twenty Five (25) million US Dollars annually for the prior Fiscal Year, and (ii) Net Sales for such Fiscal Year are less than eighty (80) percent of the average Net Sales for the prior three (3) years.  The “Purchase Price” will be the higher of (i) two (2) times the prior twelve (12) months Net Sales or (ii) the percentage of the Cumulative Operating Losses of the Reed Krakoff Brand set forth below:

Time From Cessation of Reed Krakoff Employment	Purchase Price
and Closing of the Buy-Out Option

Within 12 months	100% of Cumulative Operating Loss
After 12 months but before 24 months	75% of Cumulative Operating Loss
After 24 months but before 36 months	50% of Cumulative Operating Loss
After 36 months but before 48 months	25% of Cumulative Operating Loss
After 48 months	0%

VI.              REPRESENTATIONS AND WARRANTIES

Reed Krakoff hereby represents and warrants that:

1)
He is free to enter into and perform fully under this Agreement.  There is no agreement or understanding to which he is a party or to which he is bound which conflicts with the provisions of this Agreement.

2)	He has not previously sold, assigned, licensed or otherwise transferred all or any portion of the rights granted to Coach pursuant to this Agreement to any other person.

Coach hereby represents and warrants that:

                a)           Authorization.  Coach has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Coach and (assuming the execution and delivery by Reed Krakoff) this Agreement constitutes the valid and binding obligation of Coach, enforceable against it in accordance with its terms.

b)           Organization.  Coach is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

c)           No Conflicts.  None of the execution and delivery by Coach of this Agreement, the consummation by Coach of the transactions contemplated hereby, or compliance by Coach with any of the provisions hereof does or will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under: (i) any provision of the certificate of incorporation or bylaws of Coach; (ii) any contract to which Coach is a party or by which any of the properties or assets of Coach are bound; (iii) any order of any governmental authority applicable to Coach or by which any of the properties or assets of Coach are bound; or (iv) any applicable law.

d)           No Consent.  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental authority is required on the part of Coach in connection with the execution, delivery or performance by Coach of this Agreement or the consummation by Coach of the transactions contemplated hereby.

VII.	INDEMNIFICATION

Reed Krakoff, his affiliates, successors, and assigns shall protect, indemnify, and save harmless Coach, its affiliates, officers, directors, employees, agents, successors, and assigns against any and all liabilities, claims, damages, penalties, causes of action, costs, and expenses including reasonable attorneys’ fees, arising out of the breach of any representation, warranty, covenant, or agreement contained herein.

Coach, its affiliates, successors, and assigns shall protect, indemnify, and save harmless Reed Krakoff, agents, successors, and assigns against any and all liabilities, claims, damages, penalties, causes of action, costs, and expenses including reasonable attorneys’ fees, arising out of the breach of any representation, warranty, covenant, or agreement contained herein, or in connection with any action brought by a third-party naming or involving Reed Krakoff relating to the Reed Krakoff Brand and the Reed Krakoff Brand, and/or Coach’s exercise of the rights granted hereunder.

VIII.	REMEDIES FOR BREACH OF CONTRACT

In the event of a breach or threatened breach of any of the covenants or agreements made by Reed Krakoff hereunder, Coach shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief in a court of competent jurisdiction, it being the intention of the parties to this Agreement that the covenants and agreements of Reed Krakoff hereunder be specifically enforced to the maximum extent permitted by law.

If Coach is awarded damages, pursuant to a final, nonappealable arbitration award, as a result of any breach by Reed Krakoff of any of his representations, warranties or covenants contained in this Agreement or his Employment Agreement, Coach shall have the right, in addition to any and all rights and remedies that it has against Reed Krakoff by reason of same, to set off the amount of such award against any sums payable to Reed Krakoff hereunder.

IX.	AUDIT RIGHTS

Reed Krakoff will have the right, exercisable once per Fiscal Year within sixty (60) days after Coach presents Reed Krakoff with its calculation of the Usage Payments for such year, to audit the books and records of Coach relating to the Reed Krakoff Brand for up to the past three (3) Fiscal Years in order to verify any accounting related to this Agreement.  If the audit results in an increase in the Usage Payment payable to Reed Krakoff in respect of any Fiscal Year, such amount shall be paid with interest at the rate of two (2) percentage points above the Prime Rate of interest as reported in The Wall Street Journal on the date the audit is completed.   If the audit results in an increase in the Usage Payment payable to Reed Krakoff in respect of any Fiscal Year of more than three (3) percent, Coach will also pay for the cost of the Audit.

X.	CLAW-BACKS; PAYMENTS; TAXES; REPORTS AND RECORDS.

(a)           Claw-backs.  In the event that Reed Krakoff (i) violates the forbearance covenants set forth in Section III of this Agreement, (ii) violates any of the covenants set forth in Section 9(a) or 9(b) of the Employment Agreement (or comparable covenants in any Future Employment Agreement), or (iii) materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f) of the Employment Agreement (or comparable covenants in any Future Employment Agreement), Reed Krakoff shall, in addition to any other remedy which may be available to Coach at law or in equity or pursuant to the Employment Agreement, any Future Employment Agreement or otherwise, (a) forfeit his right to receive any future Usage Fees and (b) be required to pay to the Company an amount equal to all Usage Fees that he has received during the 12 month period immediately preceding (or at any time after) the date that he first breaches such covenant.

(b)           Payments in U.S. Currency.  All payments due under this Agreement shall be paid in cash to Reed Krakoff and all payments shall be made in United States currency.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate used by Coach in the preparation of its financial statements.

(c)           Taxes.  All payments due to Reed Krakoff hereunder shall be paid in full without deduction of taxes or other fees which may be imposed by any government, and any such taxes or other fees imposed by any government shall be paid by Coach.  Notwithstanding anything else to the contrary, Coach will not be responsible for any tax gross-up for Reed if payments are deemed ordinary income under this Agreement.

(d)           Books.  Coach shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Reed Krakoff hereunder and to enable the reports provided under Section X.(d) to be verified.  Said books of account shall be kept at Coach’s principal place of business.

(e)           Reports.  Coach, within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to Reed Krakoff a true and accurate report, giving such particulars of the business conducted by Coach, its affiliates and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to an accounting of Usage Payments hereunder as shown in Exhibit A hereto. Without limiting the generality of the foregoing, these reports shall include at least the following:

(i)           MOI for the preceding Fiscal Quarter, with reasonable detail regarding how such MOI and how Operating Income for such Fiscal Quarter was calculated;

(ii)           Cumulative MOI as of the end of the preceding Fiscal Quarter, with reasonable detail regarding how such Cumulative MOI (including any cost of capital deduction) was calculated;

(iii)           for each product that accounts for more than 5% of Net Sales of products sold under the Reed Krakoff Brand, the number of units of such product sold and the amount of Net Sales realized on sales of such products;

(iv)           the amount of all deductions applied in calculating Net Sales, broken down as in clause (iii) to the extent applicable;

(v)           the names and addresses of all licensees of the Reed Krakoff Brand; and

(vi)           all license revenue by licensee and country.

XI.	ACKNOWLEDGEMENTS AND AGREEMENTS

Coach and Reed Krakoff acknowledge and agree as follows:

1)
Coach will be required to disclose, via an 8-K filing, this Agreement within four business days of its execution and to file a copy of this Agreement (and any future amendments hereto) with the Securities and Exchange Commission with its next annual/quarterly report on Form 10-K or 10-Q, at which time this Agreement shall become a public document;

2)
All intellectual property, including but not limited to all trademarks, trade dress, trade names, copyrights, and patents developed and created in connection with the development and marketing of the Reed Krakoff Brand shall be owned solely by Coach; and

3)
Neither party may transfer, assign, or license any and all of its rights hereunder without the prior written consent of the other party, except that Coach may transfer, assign or license any of such rights to any wholly-owned subsidiary of Coach without the consent of Reed Krakoff.

XII.	NOTICES

All notices or other communications required or contemplated hereunder shall be in writing and shall be deemed given when delivered in person or five (5) days after sent, postage prepaid, by registered mail, as follows:

(a)	if to the Coach, addressed as follows:

Coach, Inc.
516 West 34th Street
New York, New York 10001
Attention:  General Counsel

(b)	if to Reed Krakoff, addressed first mentioned above.

Reed Krakoff
c/o Coach, Inc.
516 West 34th Street
New York, New York 10001

With a copy to:

George W. Lloyd
Goodwin|Procter LLP
53 State Street
Boston, Massachusetts 02109

XIII.	BINDING EFFECT

This agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

XIV.	ARBITRATION AND EQUITABLE REMEDIES

Any controversy, claim or dispute arising out of or relating to this Agreement or breach thereof shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, by three arbitrators.  Each party shall appoint one arbitrator.  If within fifteen (15) days after receipt of the first party’s notification of the appointment of an arbitrator, the other party has not notified the first party of the name of the arbitrator it appoints, the second arbitrator shall be appointed by the American Arbitration Association.  The two (2) arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal.  If they fail to agree on the appointment of such third arbitrator within fifteen (15) days after the appointment of the second arbitrator, then the third arbitrator shall be appointed by the  American Arbitration Association as soon as possible thereafter.  Judgment upon any award so rendered may be entered in any court having jurisdiction thereof.  The arbitration shall be held in New York, New York.

Notice of arbitration shall be sufficient if made or given in accordance with the provisions of Section XII of this Agreement.  The parties shall each bear their respective costs of making reference to arbitration.  The costs of making the arbitral award (including the arbitrators’ fees and expenses) shall be borne equally by the parties; provided, however, that in the event of a postponement, the party requesting the postponement of the arbitration hearing shall bear the postponement fee charge by the arbitral tribunal.  Except as otherwise provided for in this Agreement, the parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding all matters arising out of this Agreement, and no recourse shall be made to any court, except to solely enforce a final arbitral award.  The party, which by its refusal, obliges the other to go to court for enforcement will bear all costs incurred.

Notwithstanding anything in the foregoing to the contrary, Coach shall have the right to bring an action before a court of competent jurisdiction for the purpose of seeking injunctive, mandatory, or other relief with respect to any alleged violation of the provisions of this Agreement, and any ancillary matters related to such claim for relief may similarly be resolved by such court.

XV.	Section 409A

Coach and Reed Krakoff acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and Coach and Reed Krakoff agree to use best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the date hereof.  Coach and Reed Krakoff intend for the payments to be made hereunder to constitute “short term deferrals” for purposes of Section 409A and the Agreement shall be interpreted in accordance with that intent.  Notwithstanding any provision of this Agreement to the contrary, in the event that Coach determines that any compensation payable or provided to Reed Krakoff under this Agreement may be subject to Section 409A, Coach may adopt (without any obligation to do so or to indemnify Reed Krakoff for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Coach reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A; provided, however, that the foregoing shall not reduce the total compensation to which Reed Krakoff is entitled hereunder.  Notwithstanding anything herein to the contrary, if at the time of Reed Krakoff’s separation from service with Coach he is a “specified employee” as defined in Section 409A (and any related regulations or other pronouncements thereunder) and to the extent that any payment that Reed Krakoff becomes entitled to under this Agreement on account of his separation from service would be considered deferred compensation subject to the 20% additional tax imposed by Section 409A, such payment shall be delayed (without any reduction in such payments ultimately paid or provided to him) until the date that is six months following his separation from service (or the earliest date as is permitted under Section 409A).  In such event, the first payment made after such delay shall include a catch-up payment covering amounts that would otherwise have been paid during such six-month (or shorter) period.

XVI.	RELATIONSHIP OF PARTIES

This Agreement shall not create nor be considered to create the relationship of master and servant, principal and agent, partnership or joint venture between the parties hereto, and neither party shall be liable for any obligation, liability, representation, negligent act or omission to act on the part of the other except as expressly set forth herein.

XVII.	GOVERNING LAW

This Agreement shall be construed and governed in accordance with the laws of the State of New York without regard to choice of law provisions.  Any and all matters of dispute arising out of, or in any way connected with this Agreement or the relationship between the Parties hereto, are subject to determination only by the Federal or State courts or American Arbitration Association located in the State of New York, within the County of New York.  The parties hereby consent and submit to the jurisdiction of such courts or arbitration forums which the parties acknowledge and agree are convenient forums in which to litigate any such action.  The parties waive any right to transfer any such action to any other forum or court and agree to be bound by the judgment rendered by such courts or arbitration forums.

XVIII.	SEVERABILITY

Provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision, or part thereof, in any other jurisdiction, or any other provision in this Agreement in any jurisdiction.

XIX.	WAIVER

The failure of either party at any time to require the performance by the other of any term, provision, covenant, or condition hereof shall in no way affect its right to enforce the same or any other term, provision, covenant, or condition hereof; nor shall failure of either party to act with respect to any breach or violation of any term, provision, covenant, or condition of this Agreement by the other party be taken, held, or construed to be a waiver of any subsequent breach or violation thereof or as a waiver of the term, provision, covenant, or condition itself.

XX.	LEGAL FEES

Coach shall be responsible for its own legal costs and expenses in connection with the drafting and negotiation of this Agreement and shall reimburse Reed Krakoff for the reasonable fees and expenses of counsel in connection with the drafting and negotiation of this Agreement, any amendment, waiver, or other modification hereof, and any request by Coach for any action or consent by Reed Krakoff under this Agreement.

XXI.	ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and may not be changed or modified other than by a written instrument executed by both parties.  Except as stated herein, neither party may, nor shall have the power to assign or transfer this Agreement or any rights or obligations hereunder or claims arising hereunder, without the prior written consent of the other party.  Any attempt to assign or transfer this Agreement in violation of this Section shall be void and of no force and effect.  The descriptive headings and captions in this Agreement are for convenience only and shall not affect the meaning or construction of any provisions hereof.

XXII.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives as of the effective date stated above.

_____________________________
Reed Krakoff
Individually

COACH, INC.

By:           _______________________
Name:
Title:

Exhibit A

Quarterly Report

[To come.]